UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                Current Report Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

                                 June 28, 2005
               Date of Report (Date of Earliest Event Reported)

                                  ZiLOG, Inc.
            (Exact name of Registrant as specified in its charter)


Delaware                               001-13748               13-3092996
(State or other Jurisdiction       (Commission File No.)     (IRS Employer
of  Incorporation)                                          Identification No.)

                                532 Race Street
                          San Jose, California 95126
         (Address of principal executive offices, including zip code)

                                (408) 558-8500
             (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers.

On June 28, 2005, the Registrant appointed Norman G. Sheridan as an Executive Vice President. Dr. Sheridan, 43, will lead the Registrant's worldwide technology development & manufacturing operations. Dr. Sheridan joined ZiLOG in 2000 as its Vice President of Engineering - ICBU. He became a Senior Vice President of the Registrant's System Development Group in 2002. Prior to joining the Registrant, Dr. Sheridan was the Director of the Americas for the consulting division of Mentor Graphics Corporation. From 1996 to 2000, Dr. Sheridan worked in the UK as an FAE and later a division manager for Memec, LTD., a semiconductor distribution company. Prior to that Dr. Sheridan managed product development for DSP processors used in a range of sonar applications at Marconi Underwater Systems Ltd. Dr. Sheridan holds a B.Sc. from Imperial College of Science and Technology, University of London, England. He also holds a Masters degree in Microelectronics awarded by Brunel Universities in England, and a Ph.D degree awarded by Brunel University.

On May 14, 2002, the Registrant and Dr. Sheridan entered into an employment agreement. This employment agreement will expire on May 14, 2006, unless otherwise terminated as set forth below. The employment agreement provides that Dr. Sheridan is entitled to an annual base salary of $210,000, a bonus equal to a percentage of his annual base salary based on set thresholds of our annual adjusted EBITDA to be set by the board, and 50,000 shares of restricted stock and 30,000 EBITDA-linked stock option grants and 17,000 non-EBITDA-linked stock option grants, each under the Registrant's 2002 Omnibus Stock Incentive Plan. Dr. Sheridan also received a loan from the Registrant of $68,544, an amount equal to the income taxes due on shares of restricted shares of common stock granted to him pursuant to a full-recourse promissory note. Dr. Sheridan, in turn, pledged the shares of restricted stock as collateral for this loan pursuant to a stock pledge agreement. This loan is full recourse and bears interest at 5.5% per annum, which interest is payable annually by February 28 for the preceding period ending each December 31 during the term of the loan. All principal and accrued interest on this loan becomes due and payable to the Registrant on May 15, 2007.

The employment agreement also provides to Dr. Sheridan all rights and benefits for which he is eligible under the terms of benefits and compensation plans which may be in effect from time to time, such as the Registrant's 401(k) plan, four weeks of vacation each year, and reimbursement of reasonable business expenses. In addition, if the Registrant terminates Dr. Sheridan's employment for cause or as a result of his death or disability, on the date of termination, such executive's salary and benefits will cease and all stock options and other stock awards held by such executive will cease vesting and will be exercisable only pursuant to the terms of the applicable stock option plans and agreements. In the event that the Registrant terminates Dr. Sheridan's employment without cause, or such executive resigns at any time for good reason, the Registrant will be obligated to pay such executive an amount equal to 100% of his annual base salary. For the purposes of these employment agreements, "cause" means one or more of the following: (i) the executive's material breach of his agreement; (ii) the executive's failure to reasonably and substantially perform his duties under his employment agreement; (iii) the executive's willful misconduct or gross negligence which materially injures the Registrant; (iv) the executive's conviction or plea of nolo contendere to
(A) a felony or (B) another serious crime involving moral turpitude. Also for purposes of these agreements, "good reason" means a material diminution in such executive's duties and responsibilities as such duties and responsibilities are set forth in his employment agreement. In the event that Dr. Sheridan terminates his employment with the Registrant, with or without good reason, within 30 days following a change in control, the Registrant will be obligated to pay such executive an amount equal to his then-current annual base salary. In addition, the Registrant will accelerate the vesting on all stock, stock options and other stock awards held by the executive.

On June 28, 2005, Bruce Diamond, the Registrant's Chief Operating Officer, announced his resignation, effective July 8, 2005.

On June 28, 2005, Ramesh G. Ramchandani, the Registrant's Executive Vice President of Marketing, announced his resignation, effective September 30, 2005 for personal reasons. James Thorburn, the Registrant's Chief Executive Officer, will assume Mr. Ramchandani responsibility for supervising the Registrant's sales and marketing operations.


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SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 ZiLOG, INC.

                                                 By: /s/ John Rodman
                                                     ------------------------
                                                     John Rodman
                                                     Vice President and
                                                     Corporate Controller
                                                     Date: July 1, 2005